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                                   EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS
                               ALLEN TELECOM INC.
                             (Amounts in Thousands)


Net income and common shares used in the calculations of earnings per common share were computed as follows:

                                                                                               NINE MONTHS
                                                           THREE MONTHS ENDED                     ENDED
                                                             SEPTEMBER 30,                     SEPTEMBER 30,
                                                       -------------------------        -------------------------
                                                         1998             1997            1998             1997
                                                         ----             ----            ----             ----
Income:
-------

    Net income (loss) applicable to
         Common stock - Basic and Diluted              $ (2,112)        $  7,930        $ (6,908)        $ 21,690
                                                       ========         ========        ========         ========

Common Shares:
--------------

    Weighted average common shares outstanding-
       Basic                                             27,240           27,070          27,190           26,850

    Assumed exercise of stock options                       100              510             180              430
                                                       --------         --------        --------         --------

    Common shares - Diluted                              27,340           27,580          27,370           27,280
                                                       ========         ========        ========         ========